Exhibit 99.4

OFFER TO EXCHANGE

Pass Through Certificates, Series 2013-2,

which have been registered under the

Securities Act of 1933, as amended,

for any and all outstanding

Pass Through Certificates, Series 2013-2,

of

AMERICAN AIRLINES, INC.

To Our Clients:

Enclosed for your consideration are the prospectus, dated                     , 2014 (the “Prospectus”), of American Airlines, Inc. (the “Company”) and the related Letter of Transmittal and instructions thereto (the “Letter of Transmittal”) in connection with the Company’s offer to exchange (the “Exchange Offer”) registered Class A Pass Through Certificates (the “New Class A Certificates”), Class B Pass Through Certificates (the “New Class B Certificates”) and Class C Pass Through Certificates, Series 2013-2 (the “New Class C Certificates,” and, collectively with the New Class A Certificates and the New Class B Certificates, the “New Certificates”) for any and all of its outstanding Class A Pass Through Certificates, Class B Pass Through Certificates and Class C Pass Through Certificates, Series 2013-2, respectively (collectively, the “Old Certificates”), upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal. All capitalized terms used but not defined herein shall have the meanings given to them in the Prospectus, unless the context otherwise indicates.

We are the registered holder (the “Registered Holder”) of Old Certificates held for your account. An exchange of the Old Certificates can be made only by us as the Registered Holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Old Certificates held by us for your account. The Prospectus and related Letter of Transmittal provide a procedure for holders to tender their Old Certificates by means of guaranteed delivery.

We request information as to whether you wish to exchange any or all of the Old Certificates held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

Your attention is directed to the following:

1. New Certificates will be issued in exchange for Old Certificates at the rate of $1,000 face amount of New Certificates for each $1,000 face amount of Old Certificates. For each Old Certificate accepted for exchange, the Holder of such Old Certificate will receive a New Certificate of the same class having a face amount (and current Pool Balance) equal to that of the surrendered Old Certificate. The New Certificates will make distributions from                     , 2014. Holders of Old Certificates whose Old Certificates are accepted for exchange will be deemed to have waived the right to receive any payment of distributions on the Old Certificates accrued from                     , 2014 to the date of issuance of the New Certificates. The form and terms of the New Certificates are identical in all material respects to the form and terms of the Old Certificates, except that the New Certificates have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer (except as otherwise described in the Prospectus) or provisions relating to interest rate increases.

2. Based on interpretations by the staff of the Securities and Exchange Commission (the “Commission”) set forth in no-action letters issued to third parties, we believe that the New Certificates issued pursuant to the Exchange Offer in exchange for Old Certificates may be offered for resale, resold or otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (except as described in the section “Transfer Restrictions” in the Prospectus), provided that (i) the holder is acquiring such New Certificates in its ordinary course of business, (ii) such holder has no arrangements or understanding with any person to participate in the distribution of the Old Certificates or New

Certificates, (iii) such holder is not an “affiliate” of ours or any Trustee within the meaning of Rule 405 under the Securities Act and (iv) if such holder is not a broker-dealer, it is not engaged in and does not intend to engage in, the distribution of the New Certificates. Holders of Old Certificates wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

3. Notwithstanding registration under the Securities Act, the New Class B Certificates and the New Class C Certificates will be subject to certain transfer restrictions for so long as they are outstanding and each Holder of any such Certificate will be deemed to have made certain representations, acknowledgements and agreements. See the sections “Transfer Restrictions” and “Certain ERISA Considerations” in the Prospectus.

4. The Exchange Offer is not conditioned on any minimum face amount of Old Certificates being tendered. The Exchange Offer is subject to the conditions described under the section “The Exchange Offer – Conditions” in the Prospectus.

5. Notwithstanding any other term of the Exchange Offer, the Company may terminate or amend the Exchange Offer as provided in the Prospectus and will not be required to accept for exchange, or exchange New Certificates for, any Old Certificates not accepted for exchange prior to such termination.

6. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2014, unless extended by the Company (the “Expiration Date”). Tendered Old Certificates may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

7. Any transfer taxes applicable to the exchange of the Old Certificates pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

If you wish to have us tender any or all of your Old Certificates, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Old Certificates, the entire face amount of Old Certificates held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by 5:00 p.m., New York City time, on the Expiration Date.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Certificates in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable law.

OFFER TO EXCHANGE

Pass Through Certificates, Series 2013-2,

which have been registered under the

Securities Act of 1933, as amended,

for any and all outstanding

Pass Through Certificates, Series 2013-2,

of

AMERICAN AIRLINES, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus and the related Letter of Transmittal, in connection with the offer by the Company to exchange the Old Certificates for New Certificates.

This will instruct you to tender the face amount of Old Certificates indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal, and the undersigned hereby makes the applicable representations set forth in such Letter of Transmittal.

SIGN HERE

Signature

Signature

☐	Tender all of the Old Certificates

☐	Tender $ Face Amount of Old Certificates

Name(s) (Please Print)

Address

Zip Code

Area Code and Telephone Number

Dated:

*	Unless otherwise indicated, it will be assumed that all of the securities listed are to be tendered.